Exhibit 99.1

Antigenics Reports Fourth Quarter and Year-End 2008 Financial Results and Highlights

NEW YORK--(BUSINESS WIRE)--February 19, 2009--Antigenics Inc. (NASDAQ: AGEN) reported results today for the three months and year ended December 31, 2008. For the three months ended December 31, 2008, the company reported net income attributable to common stockholders of $5.1 million, or $0.08 per share, basic and diluted, compared with a net loss attributable to common stockholders of $7.7 million, or $0.16 per share, basic and diluted, for the same period in 2007. For the year ended December 31, 2008, Antigenics incurred a net loss attributable to common stockholders of $29.5 million, or $0.47 per share, basic and diluted, compared with a net loss attributable to common stockholders of $37.6 million, or $0.81 per share, basic and diluted, for the year ended December 31, 2007.

During the quarter ended December 31, 2008, the company paid $2.9 million to repurchase $11.8 million of its convertible notes, resulting in a gain of $8.6 million. This will reduce annual interest expense by $0.6 million. In addition, the company sold certain patent technology resulting in a gain of $4.6 million. Cash, cash equivalents and short-term investments amounted to $34.5 million as of December 31, 2008.

The company’s net cash burn (cash used in operating activities plus capital expenditures, debt repayments and dividend payments) for the year ended December 31, 2008 was $32.8 million, which represented an increase from the net cash burn of $27.5 million for the year ended December 31, 2007. The increase in cash burn is primarily due to registration and commercialization efforts for Oncophage in Russia and the European Union coupled with reduced QS-21 revenues.

Corporate Update

Oncophage® (vitespen)

  In November 2008, final results from a Phase 1 investigator-sponsored trial of Oncophage® (vitespen) in recurrent, high-grade glioma were presented at the Society for Neuro-Oncology’s 13th Annual Scientific Meeting. All patients enrolled in the trial had at least one recurrence of brain cancer prior to enrollment and more than half of the patients had more than one recurrence. The Oncophage vaccination following brain tumor resection resulted in overall median survival of approximately 10.5 months, with four patients surviving up to and beyond 12 months with one patient surviving almost 2.5 years. This is compared to a historical median survival of only 6.5 months post surgery. A tumor-specific response was detected after vaccination in all 12 patients.
  The study also observed a correlation between immune response and overall survival as a result of treatment with Oncophage (n=12; P < .001). The responses were validated by using three separate immune techniques and showed that Oncophage evoked a tumor-specific immune response by producing activated T-cells and natural killer cells that can potentially destroy tumor cells.
  The Phase 2 portion of the investigator-sponsored study of Oncophage in glioma continues to enroll patients. This study is being supported by the NIH’s Brain Tumor Specialized Programs of Research Excellence (SPORE) program.
  The European Medicines Agency continues to review the marketing application for Oncophage as an adjuvant treatment in early-stage renal cell carcinoma (RCC; the most common type of kidney cancer).
  The company continues to make progress toward the commercial launch of Oncophage in Russia. The current key focus of activities in Russia pertains to obtaining government reimbursement for Oncophage in 2009.

QS-21 Stimulon® Adjuvant

  The company’s licensees, including GlaxoSmithKline (GSK) and Elan, continue to advance clinical development of over 15 vaccines that contain the company’s QS-21 vaccine adjuvant.
  In December 2008, GSK published two studies in The New England Journal of Medicine detailing results from its Phase 2 clinical trials testing their QS-21-containing malaria vaccine candidate in African infants and young children. The data reaffirms earlier study results and support the ongoing efforts, pending regulatory approvals, to launch a potentially pivotal Phase 3 study with the QS-21-containing adjuvant system in 2009.
  GSK recently presented Phase 1 data in healthy volunteers (n=180) of a candidate HIV vaccine formulated with or without a QS-21-containing adjuvant system. The highest frequencies of HIV antigen-specific CD4+ T cells and responder rates were observed in the adjuvanted vaccine formulations. Furthermore, the vaccine showed an acceptable safety and reactogenicity profile and no vaccine related serious adverse events were reported.

Corporate

  In February 2009, Antigenics initiated a restructuring to reduce operating expenses in light of current market conditions and to focus its resources on near-term commercial opportunities. The restructuring resulted in a workforce reduction of approximately 20%. The company has taken other measures to reduce its 2009 cash burn, including the elimination of cash bonuses and its 401(k) match program. In addition, Antigenics’ chairman and CEO elected to receive 30% of his base salary in stock.
  As part of Antigenics’ restructuring plan and decision to focus on near-term commercial opportunities, it has put on hold its Aroplatin™ and AG-707 development programs. The company will focus its current activities on the commercialization of Oncophage in Russia and Europe and sustaining its cash resources until the maturity of the pipeline of vaccines containing QS-21. The earlier-stage development program of Oncophage in glioma will continue and will be supported financially from outside organizations.

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 85080217. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on March 5, 2009. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 85080217. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding the development programs and clinical trial activities, funding, and timelines of Antigenics and its licensees and partners, the potential effects of the company’s recent restructuring efforts, anticipated interest income expense reductions and other cost containment measures, and commercialization efforts and potential reimbursement timelines for Oncophage in Russia and other territories. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by our licensees and partners, regulatory authorities, physicians and patients; the possibility that results from future treatments with Oncophage or studies with our other product candidates will not be as favorable as prior results; the inability to secure local distributors and payment mechanisms in Russia or any other jurisdiction in which Antigenics may obtain product approval; the ability to sustain cash resources and finance future development of Oncophage; the potential that we may not be able to maintain our listing on the NASDAQ Global Market or meet the requirements of the NASDAQ Capital Market; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2008. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Revenue	$521	$893	$2,651	$5,552

Operating expenses:
Research and development	3,698	3,643	20,663	21,789
General and administrative	3,690	3,730	19,832	17,041

Operating loss	(6,867)	(6,480)	(37,844)	(33,278)

Other income (expense), net	12,125	(980)	9,146	(3,517)

Net income (loss)	5,258	(7,460)	(28,698)	(36,795)

Dividends on Series A convertible preferred stock	(197)	(197)	(790)	(790)

Net income (loss) attributable to common stockholders	$5,061	$(7,657)	$(29,488)	$(37,585)

Per common share data, basic:
Net income (loss) attributable to common stockholders	$0.08	$(0.16)	$(0.47)	$(0.81)

Weighted average number of common shares outstanding, basic	66,391	47,655	63,249	46,512

Per common share data, diluted:
Net income (loss) attributable to common stockholders	$0.08	$(0.16)	$(0.47)	$(0.81)

Weighted average number of common shares outstanding, diluted	75,165	47,655	63,249	46,512

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2008	December 31, 2007

Cash, cash equivalents, and short-term investments	$34,463	$18,679
Total assets	56,945	44,537
Total stockholders' deficit	(23,918)	(47,060)

CONTACT:
Antigenics Inc.
Media:
Sunny Uberoi, 212-994-8206 or 917-443-3325
or
Investors:
Robert Anstey, 800-962-2436